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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

     Peters                        Michael                  R.
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   (Last)                           (First)             (Middle)

     27710 Jefferson Avenue, Suite A100
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                                    (Street)

     Temecula                         CA                  92590
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Temecula Valley Bancorp Inc.     (TMCV.ob)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####
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4.   Statement for Month/Year

     June 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          Executive Vice President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed Of, Or Beneficially Owned
               (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ities    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Bene-    direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     ficially Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    Owned    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        at Month Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     End      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Options             11.05    6/26/02   A        A 5,000      (1)     6/26/12    CS        5,000           22,100 (2)  D
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Explanation of Responses:



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      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

       * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

      ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

(1)   Exercisable:  1,666 shares on 06/26/03
                    1,666 shares on 06/26/04
                    1,666 shares on 06/26/05

(2)   Includes 17,100 shares of common stock previously reported.

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